SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Rule 13d-101

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2(a)

(Amendment No. 29)*

Emisphere Technologies, Inc.

(Name of Issuer)

Common Stock, Par Value $.01 Per Share

(Title of Class of Securities)

291345106

(CUSIP Number)

Janet Yeung MHR Fund Management LLC 1345 Avenue of the Americas, 42nd Floor New York, New York 10105 (212) 262-0005

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 14, 2017

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Continued on following pages

(Page 1 of 14 Pages)

CUSIP No.:	291345106	13D	Page 2 of 14 Pages

1	NAME OF REPORTING PERSONS MHR CAPITAL PARTNERS MASTER ACCOUNT LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Anguilla, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 22,544,146
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 22,544,146
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,544,146
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 29.2%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No.:	291345106	13D	Page 3 of 14 Pages

1	NAME OF REPORTING PERSONS MHR ADVISORS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 25,580,440
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 25,580,440
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,580,440
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 32.2%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No.:	291345106	13D	Page 4 of 14 Pages

1	NAME OF REPORTING PERSONS MHR INSTITUTIONAL PARTNERS II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 19,038,877
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 19,038,877
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,038,877
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.8%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No.:	291345106	13D	Page 5 of 14 Pages

1	NAME OF REPORTING PERSONS MHR INSTITUTIONAL PARTNERS IIA LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 47,965,212
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 47,965,212
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 47,965,212
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 47.7%
14	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No.:	291345106	13D	Page 6 of 14 Pages

1	NAME OF REPORTING PERSONS MHR INSTITUTIONAL ADVISORS II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 67,004,089
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 67,004,089
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,004,089
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 57.5%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No.:	291345106	13D	Page 7 of 14 Pages

1	NAME OF REPORTING PERSONS MHRC LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 25,580,440
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 25,580,440
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,580,440
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 32.2%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No.:	291345106	13D	Page 8 of 14 Pages

1	NAME OF REPORTING PERSONS MHRC II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 67,004,089
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 67,004,089
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,004,089
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 57.5%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No.:	291345106	13D	Page 9 of 14 Pages

1	NAME OF REPORTING PERSONS MHR FUND MANAGEMENT LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 92,584,529
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 92,584,529
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,584,529
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 68.6%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No.:	291345106	13D	Page 10 of 14 Pages

1	NAME OF REPORTING PERSONS MHR HOLDINGS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 92,584,529
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 92,584,529
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,584,529
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 68.6%
14	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No.:	291345106	13D	Page 11 of 14 Pages

1	NAME OF REPORTING PERSONS MARK H. RACHESKY, M.D.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 93,073,827
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 93,073,827
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 93,073,827
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 68.7%
14	TYPE OF REPORTING PERSON (See Instructions) IN; HC

Page 12 of 14 Pages

Page 13 of 14 Pages

This statement on Schedule 13D (this “Statement”) further amends and supplements, as Amendment No. 29, the Schedule 13D filed on October 6, 2005 (the “Initial 13D”), as amended by Amendment No. 1, filed on January 18, 2006 (“Amendment No. 1”), Amendment No. 2, filed on May 11, 2006 (“Amendment No. 2”), Amendment No. 3, filed on August 20, 2007 (“Amendment No. 3”), Amendment No. 4, filed on August 24, 2007 (“Amendment No. 4”), Amendment No. 5, filed on July 2, 2008 (“Amendment No. 5”), Amendment No. 6, filed on July 2, 2009 (“Amendment No. 6”), Amendment No. 7, filed on August 21, 2009 (“Amendment No. 7”), Amendment No. 8, filed on August 25, 2009 (“Amendment No. 8”), Amendment No. 9, filed on June 9, 2010 (“Amendment No. 9”), Amendment No. 10, filed on August 2, 2010 (“Amendment No. 10”), Amendment No. 11, filed on August 27, 2010 (“Amendment No. 11”), Amendment No. 12, filed on December 22, 2010 (“Amendment No. 12”), Amendment No. 13, filed on July 1, 2011 (“Amendment No. 13”), Amendment No. 14, filed on July 8, 2011 (“Amendment No. 14”), Amendment No. 15, filed on June 5, 2012 (“Amendment No. 15”), Amendment No. 16, filed on September 27, 2012 (“Amendment No. 16”), Amendment No. 17, filed on October 9, 2012 (“Amendment No. 17”), Amendment No. 18, filed on October 19, 2012 (“Amendment No. 18”), Amendment No. 19, filed on January 10, 2013 (“Amendment 19”), Amendment No. 20, filed on April 30, 2013 (“Amendment No. 20”), Amendment No. 21, filed on May 9, 2013 (“Amendment No. 21”), Amendment No. 22, filed on March 31, 2014 (“Amendment No. 22”), Amendment No. 23, filed on August 22, 2014 (“Amendment No. 23”), Amendment No. 24, filed on July 1, 2015 (“Amendment No. 24”), Amendment No. 25, filed on October 15, 2015 (“Amendment No. 25”), Amendment No. 26, filed on July 5, 2016 (“Amendment No. 26”), Amendment No. 27, filed on December 9, 2016 (“Amendment No. 27”) and Amendment No. 28, filed on July 5, 2017 (“Amendment No. 28”, and, together with the Initial 13D and Amendment No. 1 through Amendment No. 27, the “Schedule 13D”) and relates to shares of common stock, par value $0.01 per share (the “Shares”), of Emisphere Technologies, Inc. (the “Issuer”). Except as otherwise provided, defined terms used in this Statement but not defined herein shall have the respective meanings given such terms in Amendment No. 28.

Item 4	Purpose of Transaction

The information set forth in Item 6 below and Exhibit 1 to this Statement is incorporated into this Item 4 by reference.

Item 6	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 is hereby amended by adding the following:

On August 14, 2017, Master Account, Capital Partners (100), Institutional Partners II and Institutional Partners IIA (collectively, the “MHR Funds”) entered into a letter agreement with the Issuer whereby the MHR Funds agreed to suspend certain obligations of the Issuer pursuant to the Loan Agreement, the Pledge Agreement, the Convertible Notes, the Registration Rights Agreement and the Purchase Agreement, and the Company agreed to provide certain limited information rights to the MHR Funds, in each case until such time as the Issuer once again becomes subject to the reporting requirements under the Exchange Act. In addition, the Company agreed that, upon the written request of the MHR Funds, it would re-register its shares of Common Stock under the Exchange Act and file a registration statement under the Securities Act covering the registration of all or any portion of the Issuer’s securities then held by the MHR Funds. Capitalized terms used in the foregoing paragraph have the respective meanings ascribed thereto in the letter agreement, unless otherwise defined herein. The foregoing discussion of the letter agreement is qualified in its entirety by reference to the full text of the letter agreement, attached as Exhibit 1 to this Statement and incorporated into this Item 6 by reference.

Item 7	Material to Be Filed as Exhibits

Exhibit No.	Description

1	Letter agreement, dated as of August 14, 2017, by and among the Issuer, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP and MHR Institutional Partners IIA LP.

Page 14 of 14 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Date: August 15, 2017	MHR CAPITAL PARTNERS MASTER ACCOUNT LP

	By:	MHR Advisors LLC,
its General Partner

	By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR ADVISORS LLC

	By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR INSTITUTIONAL PARTNERS II LP

	By:	MHR Institutional Advisors II LLC,
its General Partner

	By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR INSTITUTIONAL PARTNERS IIA LP

	By:	MHR Institutional Advisors II LLC,
its General Partner

	By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR INSTITUTIONAL ADVISORS II LLC

	By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHRC LLC

	By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHRC II LLC

	By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR FUND MANAGEMENT LLC

	By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR HOLDINGS LLC

	By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MARK H. RACHESKY, M.D.

/s/ Janet Yeung, Attorney in Fact